UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2022

Progenity, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39334	27-3950390
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4330 La Jolla Village Drive, Suite 200
San Diego, California	92122
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 293-2639

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PROG	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2022, Damon Silvestry left Progenity, Inc. (the “Company”). Mr. Silvestry’s primary responsibilities related to the Company’s laboratory operations, which as previously announced have been discontinued or divested. In connection with his departure, and in addition to the compensation and benefits he was entitled to receive pursuant to the Company’s Severance Plan and disclosed in the Company’s definitive proxy statement for the 2021 Annual Meeting of Stockholders, the Company and Mr. Silvestry entered into a Separation Agreement pursuant to which, in exchange for a standard release of claims against the Company and his agreement not to compete with the Company, his outstanding equity awards vested in full and he is able to exercise outstanding stock options for up to one year following his termination. Mr. Silvestry’s departure was not the result of any disagreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Progenity, Inc.

Date: February 17, 2022	By:	/s/ Adi Mohanty
Adi Mohanty
Chief Executive Officer